EXHIBIT 99.1
News Release

FOR IMMEDIATE RELEASE
MAY 5, 2016

CHESAPEAKE ENERGY CORPORATION REPORTS 2016 FIRST QUARTER
FINANCIAL AND OPERATIONAL RESULTS
OKLAHOMA CITY, May 5, 2016 – Chesapeake Energy Corporation (NYSE:CHK) today reported financial and operational results for the 2016 first quarter. Highlights include:

•	Signed agreement to sell approximately 42,000 net acres prospective for the STACK play in Oklahoma for approximately $470 million; includes current production of 3,800 boe per day

•	2016 first quarter production averaged approximately 672,400 boe per day, an increase of 1% year over year, adjusted for asset sales

•	Improved 2016 first quarter cost performance leads to lower full-year 2016 production expense and GP&T expense guidance

•	Financial strategy remains focused on maximizing liquidity and liability management; company reiterates target of $1.2 to $1.7 billion total gross proceeds from asset divestitures by year-end

Doug Lawler, Chesapeake’s Chief Executive Officer, commented, “Chesapeake is delivering on all four of the focus points for 2016 that we stated in February: maximizing liquidity, optimizing our portfolio, increasing cash flow and reducing debt. We are pleased this morning to announce approximately $500 million of incremental asset sales above the $700 million we announced in late February. The STACK acreage sale we are announcing today accelerates value from a portion of our undeveloped acreage that currently generates very little cash flow, giving us the ability to enhance current liquidity. This transaction contributes substantially to achieving our previously announced target of an incremental $500 million to $1 billion of asset sales by year-end. We anticipate subsequent divestitures during the second and third quarters.

“Our cash costs continue to decline, and we remain sharply focused on improving our margins through continued progress with our midstream and downstream partners. As a result, we have recognized incremental improvements in both our production expense and our total gathering, processing and transportation expenses and revised our 2016 guidance accordingly. Additionally, since January 1, 2016, we have reduced debt that matures or can be put to us in 2017 by approximately $282 million. Our recently amended revolving credit facility agreement gives us sufficient liquidity and capacity to pursue additional reductions of our near-term maturities as opportunities arise.”
2016 First Quarter Results
For the 2016 first quarter, Chesapeake reported a net loss available to common stockholders of $964 million, or $1.44 per fully diluted share. The primary driver of the net loss was a noncash impairment of the carrying value of Chesapeake's oil and natural gas properties of approximately $853 million, largely resulting from decreases in the trailing 12-month average first-day-of-the-month oil and natural gas prices as of March 31, 2016, compared to December 31, 2015. Adjusting for items that are typically excluded by securities analysts, including the impairment discussed above, the 2016 first quarter adjusted net loss available to common stockholders was $120 million, or $0.10 per fully diluted share. Reconciliations of

INVESTOR CONTACT:	MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION
Brad Sylvester, CFA (405) 935-8870 ir@chk.com	Gordon Pennoyer (405) 935-8878 media@chk.com	6100 North Western Avenue P.O. Box 18496 Oklahoma City, OK 73154

financial measures calculated in accordance with generally accepted accounting principles to adjusted measures that are typically calculated by securities analysts are provided on pages 10 – 12 of this release.
Chesapeake’s 2016 first quarter revenues declined by 39% year over year, primarily due to a decrease in the average realized commodity prices received for its production. Revenue declines due to lower commodity prices were partially offset by improvements to the company's production expenses and general and administrative (G&A) expenses. Average daily production for the 2016 first quarter of approximately 672,400 barrels of oil equivalent (boe) increased 1%, adjusted for asset sales, and consisted of approximately 95,700 barrels (bbls) of oil, 3.036 billion cubic feet (bcf) of natural gas and 70,700 bbls of natural gas liquids (NGL).
Chesapeake's cash expenses continue to decline due to its focus on cost discipline. Average production expenses during the 2016 first quarter were $3.36 per boe, a decrease of 31% from the 2015 first quarter. G&A expenses (including stock-based compensation) during the 2016 first quarter were $0.79 per boe, a decrease of 13% from the 2015 first quarter. Sequentially, the company's 2016 first quarter production expenses per boe and G&A expenses per boe (including stock-based compensation) declined 7% and 23%, respectively, compared to the 2015 fourth quarter. As a result of the company's cost reductions, Chesapeake has lowered its full-year 2016 guidance for production expenses.

Capital Spending Overview
Chesapeake’s total capital investments were approximately $365 million during the 2016 first quarter, compared to approximately $1.5 billion in the 2015 first quarter, as summarized in the table below. A summary of the company’s guidance for 2016 is provided in the Outlook dated May 5, 2016, beginning on Page 13.

	2016	2015	2015
Activity Comparison	Q1	Q4	Q1
Average operated rig count	8	14	54
Gross wells completed	57	85	261
Gross wells spud	41	66	244
Gross wells connected	80	100	262

Type of Cost ($ in millions)
Drilling and completion costs	$281	$405	$1,300
Exploration costs and additions to other PP&E	16	55	63
Subtotal capital expenditures	$297	$460	$1,363
Capitalized interest	68	88	123
Total capital expenditures	$365	$548	$1,486

Balance Sheet and Liquidity

As of March 31, 2016, Chesapeake’s debt principal balance was approximately $9.4 billion, including approximately $367 million of borrowings outstanding on the company's $4.0 billion revolving credit facility, compared to $9.7 billion as of December 31, 2015, and $11.5 billion as of March 31, 2015. Since January 1, 2016, the company retired its 3.25% Senior Notes due March 15, 2016, and has repurchased or exchanged approximately $282 million of debt due or putable in 2017 at an average discount of approximately 39%.

In April, Chesapeake amended its $4.0 billion revolving credit facility maturing in 2019 to reaffirm its borrowing base, restructure financial covenants and increase its ability to issue secured debt. Under the new amendment, Chesapeake agreed to pledge additional assets as collateral. As part of the amendment, the next scheduled borrowing base redetermination review has been postponed until June 2017. Letters of credit issued under the credit facility were approximately $619 million as of March 31, 2016, which included a $461 million supersedeas bond supporting the company's appeal of the judgment issued in 2015 with respect to the company's 2019 Notes litigation.
Asset Divestitures Update
In 2016, Chesapeake has closed or has under signed sales agreements approximately $1.2 billion in gross proceeds from asset divestitures, or approximately $950 million in net proceeds after certain related repurchases of Volumetric Production Payment (VPP) obligations are met. Transactions signed since February 2016 include the sale of a portion of the company’s acreage and producing properties in its STACK play in northern Oklahoma for approximately $470 million to Newfield Exploration Company (NYSE: NFX). Included in the sale are approximately 42,000 net acres and 400 producing wells which are currently producing 3,800 boe per day (approximately 55% liquids), net to Chesapeake. Substantially all of the company’s announced asset divestitures are expected to close by the end of the third quarter. For the expected $950 million in net proceeds currently closed or signed in 2016, the net impact to the company's production is projected to be a reduction of approximately 35,000 boe per day (approximately 60% natural gas).
Key Financial and Operational Results

The table below summarizes Chesapeake’s key financial and operational results during the 2016 first quarter as compared to results in prior periods.

	Three Months Ended
	03/31/16	12/31/15	03/31/15
Oil equivalent production (in mmboe)	61	61	62
Oil production (in mmbbls)	9	9	11
Average realized oil price ($/bbl)(a)	37.74	64.04	65.73
Natural gas production (in bcf)	276	268	264
Average realized natural gas price ($/mcf)(a)	2.29	2.35	3.67
NGL production (in mmbbls)	6	7	7
Average realized NGL price ($/bbl)(a)	11.44	14.07	18.40
Production expenses ($/boe)	(3.36)	(3.62)	(4.84)
Gathering, processing and transportation expenses ($/boe)	(7.88)	(11.34)	(7.40)
Production taxes ($/boe)	(0.30)	(0.19)	(0.45)
General and administrative expenses ($/boe)(b)	(0.66)	(0.84)	(0.72)
Stock-based compensation ($/boe)	(0.13)	(0.18)	(0.19)
DD&A of oil and natural gas properties ($/boe)	(4.43)	(5.37)	(11.08)
DD&A of other assets ($/boe)	(0.48)	(0.50)	(0.57)
Interest expenses ($/boe)(a)	(0.98)	(1.70)	(0.98)
Marketing, gathering and compression net margin ($ in millions)(c)	18	2	(25)
Operating cash flow ($ in millions)(d)	263	386	882
Operating cash flow ($/boe)	4.29	6.35	14.29
Adjusted ebitda ($ in millions)(e)	282	298	928
Adjusted ebitda ($/boe)	4.61	4.90	15.02
Net loss available to common stockholders ($ in millions)	(964)	(2,228)	(3,782)
Earnings (loss) per share – diluted ($)	(1.44)	(3.36)	(5.72)
Adjusted net income (loss) available to common stockholders ($ in millions)(f)	(120)	(168)	42
Adjusted earnings (loss) per share – diluted ($)	(0.10)	(0.16)	0.11

(a)	Includes the effects of realized gains (losses) from hedging, but excludes the effects of unrealized gains (losses) from hedging.

(b)	Excludes expenses associated with stock-based compensation and restructuring and other termination costs.

(c)
Includes revenue, operating expenses and $20 million, $5 million and a nominal amount of unrealized gains on supply contract derivatives for the three months ended March 31, 2016, December 31, 2015 and March 31, 2015, respectively. Excludes depreciation and amortization of other assets.

(d)	Defined as cash flow provided by operating activities before changes in assets and liabilities.

(e)	Defined as net income before interest expense, income taxes and depreciation, depletion and amortization expense, as adjusted to remove the effects of certain items detailed on page 12.

(f)	Defined as net income available to common stockholders, as adjusted to remove the effects of certain items detailed on page 10.

2016 First Quarter Financial and Operational Results Conference Call Information
A conference call to discuss this release has been scheduled on Thursday, May 5, 2016, at 9:00 am EDT. The telephone number to access the conference call is 913-981-5571 or toll-free 888-211-7449. The passcode for the call is 8725419. The number to access the conference call replay is 719-457-0820 or toll-free 888-203-1112 and the passcode for the replay is 8725419. The conference call will also be webcast live at www.chk.com in the “Investors” section of the company’s website. The webcast of the conference will be available on the website for one year.
Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas and the 13th largest producer of oil and natural gas liquids in the United States. Headquartered in Oklahoma City, the company's operations are focused on discovering and developing its large and geographically diverse resource base of unconventional oil and natural gas assets onshore in the U.S. The company also owns oil and natural gas marketing and natural gas gathering and compression businesses. Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.
This news release and the accompanying Outlook include "forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than statements of historical fact. They include statements that give our current expectations or forecasts of future events, production and well connection forecasts, estimates of operating costs, anticipated capital and operational efficiencies, planned development drilling and expected drilling cost reductions, general and administrative expenses, capital expenditures, the timing of anticipated noncore asset sales and proceeds to be received therefrom, projected cash flow and liquidity, our ability to enhance our cash flow and financial flexibility, plans and objectives for future operations (including our ability to optimize base production and execute gas gathering agreements), the ability of our employees, portfolio strength and operational leadership to create long-term value, and the assumptions on which such statements are based. Although we believe the expectations and forecasts reflected in the forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate or changed assumptions or by known or unknown risks and uncertainties.
Factors that could cause actual results to differ materially from expected results include those described under "Risk Factors” in Item 1A of our annual report on Form 10-K and any updates to those factors set forth in Chesapeake's subsequent quarterly reports on Form 10-Q or current reports on Form 8-K (available at http://www.chk.com/investors/sec-filings).  These risk factors include the the volatility of oil, natural gas and NGL prices; the limitations our level of indebtedness may have on our financial flexibility; our inability to access the capital markets on favorable terms or at all; the availability of cash flows from operations and other funds to finance reserve replacement costs or satisfy our debt obligations; a further downgrade in our credit rating requiring us to post more collateral under certain commercial arrangements; write-downs of our oil and natural gas asset carrying values due low commodity prices; our ability to replace reserves and sustain production; uncertainties inherent in estimating quantities of oil, natural gas and NGL reserves and projecting future rates of production and the amount and timing of development expenditures; our ability to generate profits or achieve targeted results in drilling and well operations; leasehold terms expiring before production can be established; commodity derivative activities resulting in lower prices realized on oil, natural gas and NGL sales; the need to secure derivative liabilities and the inability of counterparties to satisfy their obligations; adverse developments or losses from pending or future litigation and regulatory proceedings, including royalty claims; charges incurred in response to market conditions and in connection with our ongoing actions to reduce financial leverage and complexity; drilling and operating risks and resulting liabilities; effects of environmental protection laws and regulation on our business; legislative and regulatory initiatives further regulating hydraulic fracturing; our need to secure adequate supplies of water for our drilling operations and to dispose of or recycle the water used; impacts of potential legislative and regulatory actions addressing climate change; federal and state tax proposals affecting our industry; potential OTC derivatives regulation limiting our ability to hedge against commodity price fluctuations; competition in the oil and gas exploration and production industry; a deterioration in general economic, business or industry conditions; negative public perceptions of our industry; limited control over properties we do not operate; pipeline and gathering system capacity constraints and transportation interruptions; terrorist activities and cyber-attacks adversely impacting our operations; potential challenges of our spin-off of Seventy Seven Energy Inc. (SSE) in the event of a bankruptcy of SSE; an interruption in operations at our headquarters due to a catastrophic event; the continuation of suspended dividend payments on our common stock and preferred stock; certain anti-takeover provisions that affect shareholder rights; and our inability to increase or maintain our liquidity through debt repurchases, capital exchanges, asset sales, joint ventures, farmouts or other means.
In addition, disclosures concerning the estimated contribution of derivative contracts to our future results of operations are based upon market information as of a specific date. These market prices are subject to significant volatility. Our production forecasts are also dependent upon many assumptions, including estimates of production decline rates from existing wells and the outcome of future drilling activity. Expected asset sales may not be completed in the time frame anticipated or at all. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update any of the information provided in this release or the accompanying Outlook, except as required by applicable law.

CHESAPEAKE ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
($ in millions, except per share data)
(unaudited)

	Three Months Ended March 31,
	2016	2015
REVENUES:
Oil, natural gas and NGL	$993	$1,543
Marketing, gathering and compression	960	1,675
Total Revenues	1,953	3,218
OPERATING EXPENSES:
Oil, natural gas and NGL production	206	299
Oil, natural gas and NGL gathering, processing and transportation	482	458
Production taxes	18	28
Marketing, gathering and compression	942	1,700
General and administrative	48	56
Restructuring and other termination costs	—	(10)
Provision for legal contingencies	22	25
Oil, natural gas and NGL depreciation, depletion and amortization	271	684
Depreciation and amortization of other assets	29	35
Impairment of oil and natural gas properties	853	4,976
Impairments of fixed assets and other	38	4
Net (gains) losses on sales of fixed assets	(4)	3
Total Operating Expenses	2,905	8,258
LOSS FROM OPERATIONS	(952)	(5,040)
OTHER INCOME (EXPENSE):
Interest expense	(62)	(51)
Losses on investments	—	(7)
Loss on sale of investment	(10)	—
Gains on purchases or exchanges of debt	100	—
Other income	3	6
Total Other Income (Expense)	31	(52)
LOSS BEFORE INCOME TAXES	(921)	(5,092)
INCOME TAX BENEFIT:
Current income taxes	—	—
Deferred income taxes	—	(1,372)
Total Income Tax Benefit	—	(1,372)
NET LOSS	(921)	(3,720)
Net income attributable to noncontrolling interests	—	(19)
NET LOSS ATTRIBUTABLE TO CHESAPEAKE	(921)	(3,739)
Preferred stock dividends	(43)	(43)
NET LOSS AVAILABLE TO COMMON STOCKHOLDERS	$(964)	$(3,782)
LOSS PER COMMON SHARE:
Basic	$(1.44)	$(5.72)
Diluted	$(1.44)	$(5.72)
WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING (in millions):
Basic	668	661
Diluted	668	661

CHESAPEAKE ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in millions)
(unaudited)

	March 31, 2016	December 31, 2015

Cash and cash equivalents	$16	$825
Other current assets	1,476	1,655
Total Current Assets	1,492	2,480

Property and equipment, (net)	13,291	14,298
Other assets	574	536
Total Assets	$15,357	$17,314

Current liabilities	$2,833	$3,685
Long-term debt, net	10,062	10,311
Other long-term liabilities	891	921
Total Liabilities	13,786	14,917

Preferred stock	3,036	3,062
Noncontrolling interests	260	259
Common stock and other stockholders’ equity	(1,725)	(924)
Total Equity	1,571	2,397

Total Liabilities and Equity	$15,357	$17,314

Common shares outstanding (in millions)	683	663
Principal amount of debt outstanding	$9,425	$9,706

CHESAPEAKE ENERGY CORPORATION
SUPPLEMENTAL DATA – OIL, NATURAL GAS AND NGL PRODUCTION, SALES AND INTEREST EXPENSE
(unaudited)

	Three Months Ended March 31,
	2016	2015
Net Production:
Oil (mmbbl)	9	11
Natural gas (bcf)	276	264
NGL (mmbbl)	6	7
Oil equivalent (mmboe)	61	62

Oil, natural gas and NGL Sales ($ in millions):
Oil sales	$255	$486
Oil derivatives – realized gains (losses)(a)	73	235
Oil derivatives – unrealized gains (losses)(a)	(72)	(110)
Total Oil Sales	256	611

Natural gas sales	483	770
Natural gas derivatives – realized gains (losses)(a)	150	200
Natural gas derivatives – unrealized gains (losses)(a)	30	(164)
Total Natural Gas Sales	663	806

NGL sales	74	126
Total NGL Sales	74	126
Total Oil, Natural Gas and NGL Sales	$993	$1,543

Average Sales Price – excluding gains (losses) on derivatives:
Oil ($ per bbl)	$29.34	$44.33
Natural gas ($ per mcf)	$1.75	$2.92
NGL ($ per bbl)	$11.44	$18.40
Oil equivalent ($ per boe)	$13.28	$22.36

Average Sales Price – including realized gains (losses) on derivatives:
Oil ($ per bbl)	$37.74	$65.73
Natural gas ($ per mcf)	$2.29	$3.67
NGL ($ per bbl)	$11.44	$18.40
Oil equivalent ($ per boe)	$16.93	$29.40

Interest Expense ($ in millions):
Interest(b)	$62	$62
Interest rate derivatives – realized (gains) losses(c)	(3)	(1)
Interest rate derivatives – unrealized (gains) losses(c)	3	(10)
Total Interest Expense	$62	$51

(a)
Realized gains and losses include the following items: (i) settlements of nondesignated derivatives related to current period production revenues, (ii) prior period settlements for option premiums and for early-terminated derivatives originally scheduled to settle against current period production revenues, and (iii) gains and losses related to de-designated cash flow hedges originally designated to settle against current period production revenues. Unrealized gains and losses include the change in fair value of open derivatives scheduled to settle against future period production revenues offset by amounts reclassified as realized gains and losses during the period. Although we no longer designate our derivatives as cash flow hedges for accounting purposes, we believe these definitions are useful to management and investors in determining the effectiveness of our price risk management program.

(b)	Net of amounts capitalized.

(c)
Realized (gains) losses include settlements related to the current period interest accrual and the effect of (gains) losses on early termination trades. Unrealized (gains) losses include changes in the fair value of open interest rate derivatives offset by amounts reclassified to realized (gains) losses during the period.

CHESAPEAKE ENERGY CORPORATION
CONDENSED CONSOLIDATED CASH FLOW DATA
($ in millions)
(unaudited)

THREE MONTHS ENDED:	March 31, 2016	March 31, 2015

Beginning cash	$825	$4,108

Net cash provided by (used in) operating activities	(421)	423

Cash flows from investing activities:
Drilling and completion costs(a)	(265)	(1,306)
Acquisitions of proved and unproved properties(b)	(67)	(128)
Proceeds from divestitures of proved and unproved properties	62	21
Additions to other property and equipment(c)	(10)	(58)
Proceeds from sales of other property and equipment	9	2
Other	(2)	(3)
Net cash used in investing activities	(273)	(1,472)

Net cash used in financing activities	(115)	(152)
Change in cash and cash equivalents	(809)	(1,201)
Ending cash	$16	$2,907

(a)	Includes capitalized interest of $2 million and $11 million for the three months ended March 31, 2016 and 2015, respectively.

(b)	Includes capitalized interest of $64 million and $109 million for the three months ended March 31, 2016 and 2015, respectively.

(c)	Includes capitalized interest of $1 million and $1 million for the three months ended March 31, 2016 and 2015, respectively.

CHESAPEAKE ENERGY CORPORATION
RECONCILIATION OF ADJUSTED NET INCOME AVAILABLE TO COMMON STOCKHOLDERS
($ in millions, except per share data)
(unaudited)

THREE MONTHS ENDED:	March 31, 2016	December 31, 2015	March 31, 2015

Net loss available to common stockholders	$(964)	$(2,228)	$(3,782)

Weighted average common and common equivalent shares outstanding (a)	668	663	661

Loss per common share (diluted)	(1.44)	(3.36)	(5.72)

Adjustments, net of tax:
Unrealized losses on commodity and interest rate derivatives	45	41	192
Unrealized gains on supply contract derivatives	(20)	(4)	—
Restructuring and other termination costs	—	(2)	(7)
Provision for legal contingencies	22	(5)	18
Impairment of oil and natural gas properties	853	2,183	3,635
Impairments of fixed assets and other	38	21	3
Net (gains) losses on sales of fixed assets	(4)	1	2
Impairment of investment	—	41	—
Loss on sale of investment	10	—	—
Gains on purchases or exchanges of debt	(100)	(215)	—
Tax rate adjustment	—	—	(17)
Other	—	(1)	(2)
Adjusted net income (loss) available to common stockholders(b)	$(120)	$(168)	$42

Preferred stock dividends	43	43	43
Total adjusted net income (loss) attributable to Chesapeake	$(77)	$(125)	$85

Weighted average fully diluted shares outstanding (in millions)(c)	781	777	776

Adjusted earnings (loss) per share assuming dilution(b)	$(0.10)	$(0.16)	$0.11

(a) Weighted average common and common equivalent shares outstanding do not include shares that were considered antidilutive for calculating earnings per share in accordance with GAAP.

(b)
Adjusted net income and adjusted earnings per share assuming dilution are not measures of financial performance under accounting principles generally accepted in the United States (GAAP), and should not be considered as an alternative to net income available to common stockholders or diluted earnings per share. Adjusted net income available to common stockholders and adjusted earnings per share assuming dilution exclude certain items that management believes affect the comparability of operating results. The company believes these adjusted financial measures are a useful adjunct to earnings calculated in accordance with GAAP because:

(i)	Management uses adjusted net income available to common stockholders to evaluate the company's operational trends and performance relative to other oil and natural gas producing companies.

(ii)	Adjusted net income available to common stockholders is more comparable to earnings estimates provided by securities analysts.

(iii)
Items excluded generally are one-time items or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the company generally excludes information regarding these types of items.

(c)	Weighted average fully diluted shares outstanding include shares that were considered antidilutive for calculating earnings per share in accordance with GAAP.

CHESAPEAKE ENERGY CORPORATION
RECONCILIATION OF OPERATING CASH FLOW AND EBITDA
($ in millions)
(unaudited)

THREE MONTHS ENDED:	March 31, 2016	December 31, 2015	March 31, 2015

CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$(421)	$179	$423
Changes in assets and liabilities	684	207	459
OPERATING CASH FLOW(a)	$263	$386	$882

THREE MONTHS ENDED:	March 31, 2016	December 31, 2015	March 31, 2015

NET LOSS	$(921)	$(2,185)	$(3,720)
Interest expense	62	107	51
Income tax benefit	—	(649)	(1,372)
Depreciation and amortization of other assets	29	30	35
Oil, natural gas and NGL depreciation, depletion and amortization	271	326	684
EBITDA(b)	$(559)	$(2,371)	$(4,322)

THREE MONTHS ENDED:	March 31, 2016	December 31, 2015	March 31, 2015

CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$(421)	$179	$423
Changes in assets and liabilities	684	207	459
Interest expense, net of unrealized gains (losses) on derivatives	59	104	61
Gains on commodity derivatives, net	181	284	161
Gains on supply contract derivative, net	20	5	—
Cash receipts on commodity derivative settlements, net	(267)	(273)	(413)
Stock-based compensation	(12)	(17)	(23)
Restructuring and other termination costs	—	3	10
Provision for legal contingencies	(22)	19	(25)
Impairment of oil and natural gas properties	(853)	(2,831)	(4,976)
Impairments of fixed assets and other	(33)	(16)	(2)
Net gains (losses) on sales of fixed assets	4	(1)	(3)
Investment activity	(10)	(92)	(7)
Gains on purchases or exchanges of debt	100	304	—
Other items	11	(246)	13
EBITDA(b)	$(559)	$(2,371)	$(4,322)

(a)
Operating cash flow represents net cash provided by operating activities before changes in assets and liabilities. Operating cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Operating cash flow is widely accepted as a financial indicator of an oil and natural gas company's ability to generate cash that is used to internally fund exploration and development activities and to service debt. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. Operating cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities as an indicator of cash flows, or as a measure of liquidity.

(b)
Ebitda represents net income before interest expense, income taxes, and depreciation, depletion and amortization expense. Ebitda is presented as a supplemental financial measurement in the evaluation of our business. We believe that it provides additional information regarding our ability to meet our future debt service, capital expenditures and working capital requirements. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. Ebitda is also a financial measurement that, with certain negotiated adjustments, is reported to our lenders pursuant to our bank credit agreements and is used in the financial covenants in our bank credit agreements. Ebitda is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income, income from operations or cash flow provided by operating activities prepared in accordance with GAAP.

CHESAPEAKE ENERGY CORPORATION
RECONCILIATION OF ADJUSTED EBITDA
($ in millions)
(unaudited)

THREE MONTHS ENDED:	March 31, 2016	December 31, 2015	March 31, 2015

EBITDA	$(559)	$(2,371)	$(4,322)

Adjustments:
Unrealized losses on commodity derivatives	42	51	274
Unrealized gains on supply contract derivatives	(20)	(5)	—
Restructuring and other termination costs	—	(3)	(10)
Provision for legal contingencies	22	(6)	25
Impairment of oil and natural gas properties	853	2,831	4,976
Impairments of fixed assets and other	38	27	4
Net (gains) losses on sales of fixed assets	(4)	1	3
Impairment of investment	—	53	—
Loss on sale of investment	10	—	—
Gains on purchases or exchanges of debt	(100)	(279)	—
Net income attributable to noncontrolling interests	—	—	(19)
Other	—	(1)	(3)

Adjusted EBITDA(a)	$282	$298	$928

(a)
Adjusted ebitda excludes certain items that management believes affect the comparability of operating results. The company believes these non-GAAP financial measures are a useful adjunct to ebitda because:

(i)	Management uses adjusted ebitda to evaluate the company's operational trends and performance relative to other oil and natural gas producing companies.

(ii)	Adjusted ebitda is more comparable to estimates provided by securities analysts.

(iii)
Items excluded generally are one-time items or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the company generally excludes information regarding these types of items.

Accordingly, adjusted EBITDA should not be considered as a substitute for net income, income from operations or cash flow provided by operating activities prepared in accordance with GAAP.

CHESAPEAKE ENERGY CORPORATION
MANAGEMENT’S OUTLOOK AS OF MAY 5, 2016

Chesapeake periodically provides guidance on certain factors that affect the company’s future financial performance. Changes from the company's February 24, 2016 Outlook are italicized bold below.

Year Ending 12/31/2016
Adjusted Production Growth(a)	(5%) to 0%
Absolute Production
Liquids - mmbbls	55 - 59
Oil - mmbbls	34 - 36
NGL - mmbbls	21 - 23
Natural gas - bcf	1,000 - 1,040
Total absolute production - mmboe	222 - 232
Absolute daily rate - mboe	605 - 635
Estimated Realized Hedging Effects(b) (based on 5/3/16 strip prices):
Oil - $/bbl	$3.63
Natural gas - $/mcf	$0.25
NGL - $/bbl	($0.30)
Estimated Basis to NYMEX Prices:
Oil - $/bbl	$2.35 - $2.55
Natural gas - $/mcf	$0.30 - $0.40
NGL - $/bbl	$4.95 - $5.20
Operating Costs per Boe of Projected Production:
Production expense	$3.40 - $3.60
Gathering, processing and transportation expenses	$7.60 - $8.10
Oil - $/bbl	$3.75 - $3.95
Natural Gas(c) - $/mcf	$1.40 - $1.50
NGL - $/bbl	$7.60 - $7.85
Production taxes	$0.35 - $0.45
General and administrative(d)	$0.60 - $0.70
Stock-based compensation (noncash)	$0.10 - $0.20
DD&A of natural gas and liquids assets	$3.50 - $4.50
Depreciation of other assets	$0.50 - $0.60
Interest expense(e)	$1.05 - $1.15
Marketing, gathering and compression net margin(f)	($20) - ($40)
Book Tax Rate	0%
Capital Expenditures ($ in millions)(g)	$1,000 - $1,500
Capitalized Interest ($ in millions)	$260
Total Capital Expenditures ($ in millions)	$1,260 - $1,760

(a)	Based on 2015 production of 623 mboe per day, adjusted for 2015 and 2016 sales.

(b)	Includes expected settlements for commodity derivatives adjusted for option premiums. For derivatives closed early, settlements are reflected in the period of original contract expiration.

(c)	Excludes a 2016 fourth quarter minimum volume commitment (MVC) shortfall estimate of approximately $165 to $175 million.

(d)	Excludes expenses associated with stock-based compensation.

(e)	Excludes unrealized gains (losses) on interest rate derivatives.

(f)	Includes revenue and operating expenses. Excludes depreciation and amortization of other assets and unrealized gains (losses) on supply contract derivatives.

(g)
Includes capital expenditures for drilling and completion, leasehold, geological and geophysical costs, rig termination payments and other property and plant and equipment and excludes approximately $245 million for the expected repurchase of overriding royalty interests associated with the expected sale of certain of the company's properties.

Oil, Natural Gas and Natural Gas Liquids Hedging Activities
Chesapeake enters into commodity derivative transactions in order to mitigate a portion of its exposure to adverse changes in market prices. Please see the quarterly reports on Form 10-Q and annual reports on Form 10-K filed by Chesapeake with the SEC for detailed information about derivative instruments the company uses, its quarter-end derivative positions and accounting for oil, natural gas and natural gas liquids derivatives.
As of May 3, 2016, the company had downside protection, through open swaps, on a portion of its remaining 2016 oil production at an average price of $46.32 per bbl. The company had downside price protection, through open swaps, on a portion of its remaining 2016 natural gas production at an average price of $2.71 per mcf. Chesapeake also had downside price protection, through open swaps, on a portion of its remaining 2016 ethane and propane production at an average price of $0.17 per gallon and $0.46 per gallon, respectively.
The company’s crude oil hedging positions as of May 3, 2016 were as follows:

Open Crude Oil Swaps; Gains from Closed
Crude Oil Trades and Call Option Premiums

	Open Swaps (mbbls)	Avg. NYMEX Price of Open Swaps	Total Gains from Closed Trades and Premiums for Call Options ($ in millions)
Q2 2016	6,279	$45.86	$9
Q3 2016	5,980	$46.31	10
Q4 2016	5,980	$46.80	10
Total 2016 (a)	18,239	$46.32	$29
Total 2017 – 2022	2,920	$42.53	$78
(a) Certain hedging arrangements include a sold option to extend at an average price of $53.67 per bbl covering 2.2 mmbbls in 2016. Sold options are included with net written call options.

Crude Oil Net Written Call Options

	Call Options (mbbls)	Avg. NYMEX Strike Price
Q2 2016	3,451	$87.25
Q3 2016	3,489	$87.25
Q4 2016	3,488	$87.25
Total 2016	10,428	$87.25
Total 2017	5,293	$83.50

The company’s natural gas hedging positions as of May 3, 2016 were as follows:

Open Natural Gas Swaps; Gains (Losses) from Closed
Natural Gas Trades and Call Option Premiums

	Open Swaps (bcf)	Avg. NYMEX Price of Open Swaps	Total Losses from Closed Trades and Premiums for Call Options ($ in millions)
Q2 2016	174	$2.65	$(26)
Q3 2016	179	$2.69	(26)
Q4 2016	123	$2.84	(28)
Total 2016 (a)	476	$2.71	$(80)
Total 2017 – 2022	73	$2.92	$(78)
(a) Certain hedging arrangements include a sold option to extend at an average price of $2.80 per mmbtu covering 77 bcf in 2016. Sold options are included with net written call options.

Natural Gas Net Written Call Options

	Call Options (bcf)	Avg. NYMEX Strike Price
Q2 2016	45	$5.27
Q3 2016	45	$5.27
Q4 2016	46	$5.27
Total 2016	136	$5.27
Total 2017 – 2022	114	$10.92

Natural Gas Basis Protection Swaps

	Volume (bcf)	Avg. NYMEX plus/(minus)
Q2 2016	10	$(0.63)
Q3 2016	12	$(0.66)
Q4 2016	8	$(0.58)
Total 2016	30	$(0.63)
Total 2017 - 2022	24	$(0.48)

The company’s natural gas liquids hedging positions as of May 3, 2016 were as follows:

Open Ethane Swaps

	Volume (mmgal)	Avg. NYMEX Price of Open Swaps
Q2 2016	57	$0.17
Q3 2016	58	$0.17
Q4 2016	20	$0.17
Total 2016	135	$0.17

Open Propane Swaps

	Volume (mmgal)	Avg. NYMEX Price of Open Swaps
Q2 2016	50	$0.46
Q3 2016	50	$0.46
Q4 2016	17	$0.46
Total 2016	117	$0.46